UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 25, 2004

COMMISSION FILE NUMBER 1-9533

WORLD FUEL SERVICES CORPORATION

(Exact name of registrant as specified in its charter)

Florida	59-2459427
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

9800 N.W. 41st Street, Suite 400 Miami	33178
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 428-8000

Item 7. Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description
99.1	Press Release issued by World Fuel Services Corporation dated February 25, 2004.

Item 12. Results of Operations and Financial Condition

On February 25, 2004, World Fuel Services Corporation announced net income for the fourth quarter ended December 31, 2003 of $5.6 million, or $0.50 per diluted share, compared to $4.7 million, or $0.43 per diluted share, for the same quarter in the prior year. For the year ended December 31, 2003, the Company announced net income of $21.9 million, or $1.96 per diluted share, compared to $14.3 million, or $1.32 per diluted share, for the same period a year ago. Included in last year’s December 31, 2002, year-end results was a non-recurring after-tax charge of $970 thousand or $0.09 per diluted share from a previously announced debt settlement and a $2.8 million after-tax charge, or $0.25 per diluted share, from previously announced executive severance for the former Chairman of the Board of Directors and four other executives.

“2003 was a very good year for World Fuel Services,” said Paul Stebbins, Chairman and Chief Executive Officer. “Due to the tremendous effort of our global team we delivered strong financial performance and significantly expanded our business. We will continue to focus on building durable long-term value for our shareholders and look forward to further growth in 2004.”

See exhibit 99.1 for the press release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 25, 2004	World Fuel Services Corporation

/s/ Michael J. Kasbar
Michael J. Kasbar President and Chief Operating Officer

/s/ Francis X. Shea
Francis X. Shea Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)